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Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Mexico, D.F. April 5, 2005

To the Board of Directors and Shareholders of Southern Peru Copper Corporation:

        In our opinion, the accompanying combined balance sheets, and the related combined statements of earnings, cash flows and changes in stockholders' equity present fairly, in all material respects, the financial position of Southern Peru Copper Corporation at December 31, 2004 and 2003, and the results of its operations, its cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. The combined financial statements give retroactive effect to the common control merger involving Minera México, S.A. de C.V. in a transaction accounted for at historical cost as described in Note 1 to the combined financial statements. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

COMBINED STATEMENT OF EARNINGS

(Stated in thousands of U.S. Dollars, except share and per share data)

	Year ended December 31,
	2002	2003	2004
Net sales:
Non affiliates	$1,379,284	$1,574,789	$3,022,614
Affiliates	9,137	1,852	74,083

Total net sales	1,388,421	1,576,641	3,096,697

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	961,201	992,383	1,334,330
Selling, general and administrative	69,351	63,597	71,778
Depreciation, amortization and depletion	157,608	177,058	192,586
Exploration	13,345	17,869	15,610

Total operating costs and expenses	1,201,505	1,250,907	1,614,304

Operating income	186,916	325,734	1,482,393
Interest expense	128,747	117,009	107,904
Interest capitalized	(8,220)	(5,563)	(10,681)
Interest income	(4,097)	(5,198)	(8,348)
Loss on debt prepayments	12,400	5,844	16,500
Gain on disposal of properties	—	—	(53,542)
Other (income) expense	(7,202)	4,174	9,689

Earnings before income taxes, minority interest and cumulative effect of change in accounting principle	65,288	209,468	1,420,871
Income taxes	88,496	(120,129)	(433,758)
Minority interest	(8,855)	(4,262)	(4,727)

Earnings before cumulative effect of change in accounting principle	144,929	85,077	982,386
Cumulative effect of change in accounting principle, net of income tax	—	(1,541)	—

Net earnings	$144,929	$83,536	$982,386

Per common share amounts:
Earnings before cumulative effect of change in accounting principle	$0.98	$0.57	$6.67

Cumulative effect of change in accounting principle, net of income tax	$—	$—	$—

Net earnings—basic and diluted	$0.98	$0.57	$6.67

Dividends paid	$.19	$0.31	$1.30

Weighted average shares outstanding—basic (in thousands)	147,213	147,220	147,224

Weighted average share outstanding—diluted (in thousands)	147,217	147,225	147,224

The accompanying notes are an integral part of these combined financial statements.

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

COMBINED BALANCE SHEETS

(Stated in thousands of U.S. Dollars, except share and per share data)

	As of December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$351,610	$710,707
Marketable securities	—	45,267
Accounts receivable:
Trade	169,279	425,790
Affiliates	6,968	15,664
Other	20,163	32,770
Inventories	306,913	352,377
Prepaid and other assets	51,159	52,966

Total current assets	906,092	1,635,541
Property, net	3,040,700	3,068,486
Capitalized mine stripping costs, net	291,490	318,116
Leachable material, net	100,014	134,621
Intangible assets, net	126,049	123,496
Other assets, net	26,683	38,933

Total assets	$4,491,028	$5,319,193

LIABILITIES
Current liabilities:
Current portion of long-term debt	$115,307	$152,314
Trade accounts payable	99,735	142,362
Income taxes	58,704	293,295
Accrued workers' participation	17,095	84,245
Note payable to minority interest	—	51,532
Due to affiliated companies	17,683	66,524
Deferred income taxes	45,801	42,500
Other current liabilities	128,245	129,146

Total current liabilities	482,570	961,918

Due to affiliates—Grupo México	52,468
Long-term debt	1,555,924	1,177,974
Deferred income taxes	185,866	243,600
Other liabilities	103,790	105,179
Asset retirement obligation	5,267	5,643

Total non-current liabilities	1,903,315	1,532,396

Commitments and contingencies (Note 12)
Minority interest	82,398	11,284

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; shares authorized: 101,306,807; shares issued: 81,531,848	815	815
Class A Common stock, par value $0.01; shares issued and authorized: 65,900,833	659	659
Additional paid-in capital	729,584	728,265
Accumulated comprehensive income	1,296,359	2,088,445
Treasury stock, at cost, common shares, 2003—211,306; 2004—207,256	(4,672)	(4,589)

Total stockholders' equity	2,022,745	2,813,595

Total liabilities, minority interest and stockholders' equity	$4,491,028	$5,319,193

The accompanying notes are an integral part of these combined financial statements.

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

COMBINED STATEMENT OF CASH FLOWS

(Stated in thousands of U.S. Dollars, except share and per share data)

	Year ended December 31,
	2002	2003	2004
OPERATING ACTIVITIES
Net earnings	$144,929	$83,536	$982,386
Cumulative effect of change in accounting principle, net of income tax		1,541
Adjustments to reconcile net earnings to net cash provided from operating activities:
Depreciation, amortization and depletion	157,608	177,058	192,586
Remeasurement loss (gain)	(54,431)	(21,982)	14,379
Capitalized mine stripping and leachable material	(91,954)	(79,704)	(92,797)
Provision for deferred income taxes	(142,839)	31,526	54,385
Minority interest	8,855	4,262	4,727
Gain on disposal of properties	—	—	(53,542)
Other	21,541	12,388	19,905
Cash provided from (used for) operating activities:
Accounts receivable	14,264	(38,734)	(260,701)
Inventories	31,026	14,806	(54,330)
Accounts payable and accrued liabilities	70,161	(121,204)	310,343
Other operating assets and liabilities	4,504	828	551
Prepaid taxes	18,236	(3,019)	(4,660)

Net cash provided from operating activities	181,900	61,302	1,113,232

INVESTING ACTIVITIES
Capital expenditures	(85,380)	(64,880)	(228,299)
Purchase of marketable securities		—	(69,409)
Sales and maturity of marketable securities	—	—	24,142
Proceeds from sale of properties	—	—	59,980
Other	198	5,228	(5,876)

Net cash used for investing activities	(85,182)	(59,652)	(219,462)

FINANCING ACTIVITIES
Debt incurred	30,282	50,000	600,000
Debt repaid	(122,914)	—	(940,912)
Capital stock transactions—Minera México	16,785	93,719	(1,319)
Dividends paid to common stockholders	(21,494)	(45,352)	(191,360)
Cash restricted as collateral accounts	(46,754)	88,048	—
Other	(1,806)	(845)	(7,018)

Net cash (used for) provided from financing activities	(145,901)	185,570	(540,609)

Effect of exchange rate changes on cash and cash equivalents	5,048	(10,681)	5,936

Increase (decrease) in cash and cash equivalents	(44,135)	176,539	359,097
Cash and cash equivalents, at beginning of year	219,206	175,071	351,610

Cash and cash equivalents, at end of year	$175,071	$351,610	$710,707

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$112,486	$117,573	$116,048

Income taxes	$18,918	$39,812	$165,548

Supplemental schedule of non-cash operating investing and financing activities:
Accounts receivable from affiliate offset by accounts payable to affiliate	$6,160	$212	$—

Additional liability for employee benefit obligations	$3,487	($9,241)	($1,069)

Accounts receivable from shareholders offset by dividends paid	$7,213	$—	$—

Note payable for acquisition of minority interest	$—	$—	$51,352

The accompanying notes are an integral part of these combined financial statements.

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(Stated in thousands of U.S. Dollars, except share and per share data)

	Year ended December 31,
	2002	2003	2004
CAPITAL STOCK:
Common stock	$815	$815	$815
Class A common stock	659	659	659
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of year	619,080	635,865	729,584
Net movement of the period	16,785	93,719	(1,319)

Balance at end of year	635,865	729,584	728,265

TREASURY STOCK:
Balance at beginning of year	(4,922)	(4,821)	(4,672)
Used for corporate purposes	101	149	83

Balance at end of year	(4,821)	(4,672)	(4,589)

ACCUMULATED COMPREHENSIVE INCOME:
RETAINED EARNINGS:
Balance at beginning of year	1,156,695	1,272,888	1,311,072
Net earnings	144,929	83,536	982,386
Dividends paid, Common stock and Class A Common stock, per share, 2002 — $0.19, 2003 — $0.31, 2004 — $1.30	(28,706)	(45,352)	(191,360)
Stock awards	(30)	—	—

Balance at end of year	1,272,888	1,311,072	2,102,098

OTHER COMPREHENSIVE LOSS:
Balance at beginning of year	(20,467)	(23,954)	(14,713)
Additional decrease in liability for employee benefit obligations	(3,487)	9,241	1,060

Balance at end of year	(23,954)	(14,713)	(13,653)

Total accumulated comprehensive income	1,248,934	1,296,359	2,088,445

TOTAL STOCKHOLDERS' EQUITY	$1,881,452	$2,022,745	$2,813,595

The accompanying notes are an integral part of these combined financial statements.

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

(US$ in millions)

NOTE 1—DESCRIPTION OF THE BUSINESS:

        The combined financial statements presented herein consist of the accounts of Southern Peru Copper Corporation ("SPCC") and its subsidiaries as well as those of Minera México, S.A. de C.V., ("MM") and its subsidiaries. Effective April 1, 2005, SPCC acquired substantially all of the outstanding common stock of MM as further described below. Unless the context otherwise requires, the term "Company" refers to both SPCC and MM as combined.

        Effective April 1, 2005, Grupo México, S.A. de C.V., through its subsidiary, Americas Mining Corporation ("AMC"), sold its approximately 99.15% shareholding in MM to SPCC in return for the issuance to AMC of 67.2 million new shares of common stock of SPCC. The transaction resulted in Grupo México increasing its indirect equity ownership in SPCC to approximately 75.1% from its prior indirect interest of approximately 54.2%. As part of this transaction, SPCC paid a special transaction cash dividend in the amount of $100 million on March 1, 2005.

        The acquisition of MM by SPCC is accounted for in a manner similar to a pooling of interests since it involved the reorganization of entities under common control. Under such accounting, the financial statements of MM and SPCC are combined on a historical cost basis for all the periods presented since they were under common control during all of these periods.

        The Company is an integrated producer of copper and other minerals, and operates mining, smelting and refining facilities in Peru and Mexico. The Company conducts its primary operations in Peru through a registered branch (the "Branch"). The Branch is not a corporation separate from the Company. The Company's Mexican operations are conducted through subsidiaries.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation and combination—

        The combined financial statements include the accounts of subsidiaries of which the Company has voting control, in accordance with FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46"). Such financial statements are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). As mentioned above, the financial statements also reflect the recent combination of SPCC and MM on a historical cost basis in a manner similar to a pooling of interests.

  Use of estimates—

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying value of ore reserves that are the basis for future cash flow estimates and units-of-production depreciation and amortization calculations; environmental, reclamation, closure and retirement obligations; estimates of recoverable copper in mill and leach stockpiles; asset impairments (including estimates of future cash flows); bad debts; inventory obsolescence; valuation allowances for deferred tax assets; reserves for contingencies and litigation; and fair value of financial instruments. Management bases its estimates on the Company's historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

  Revenue recognition—

        Substantially all of the Company's copper is sold under annual or other longer-term contracts.

        Revenue is recognized when title passes to the customer. The passing of title is based on terms of the contract, generally upon shipment. Copper revenue is determined based on the monthly average of prevailing commodity prices according to the terms of the contracts.

        For certain of the Company's sales of copper and molybdenum products, customers are given the option to select a monthly average LME or COMEX price (as is the case for sales of copper products) or the molybdenum oxide proprietary price of Platt's Metal Week (as is the case for sales of molybdenum products), generally ranging between one and three months subsequent to shipment. In such cases, revenue is recorded at a provisional price at the time of shipment. The provisionally priced copper sales are adjusted to reflect forward copper prices based on LME or COMEX prices at the end of each month until a final adjustment is made to the price of the shipments upon settlement with customers pursuant to the terms of the contract. In the case of molybdenum sales, for which there are no published forward prices, the provisionally priced sales are adjusted to reflect the market prices at the end of each month until a final adjustment is made to the price of the shipments upon settlement with customers pursuant to the terms of the contract.

        These provisional pricing arrangements are accounted for separately from the contract as an embedded derivative instrument under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended ("FASB No. 133"). The Company sells copper in blister and refined form at industry standard commercial terms. Net sales include the invoiced value and corresponding fair value adjustment of the related forward contract of copper, zinc, silver, molybdenum, acid and other metals.

  Shipping and handling fees and costs—

        Amounts billed to customers for shipping and handling are classified as sales. Amounts incurred for shipping and handling are included in cost of products sold.

  Cash and cash equivalents—

        Cash and cash equivalents include bank deposits, certificates of deposit with original maturities of three months or less at the date of purchase, short term investment funds, and variable income securities. The carrying value of cash and cash equivalents approximate fair value.

  Marketable securities—

        Marketable securities consist primarily of certificates of deposits with original maturities greater than 90 days but less than one year. These deposits are held to maturity and carried at amortized cost which approximates fair value.

  Inventories—

        Metal inventories, consisting of work in process and finished goods, are carried at the lower of average cost or market. Costs incurred in the production of metal inventories exclude general and administrative costs.

        Work-in-process inventories represent materials that are in the process of being converted into a saleable product. Conversion processes vary depending on the nature of the copper ore and the specific mining operation. For sulfide ores, processing includes milling and concentrating and the results from the production of copper and molybdenum concentrates. Molybdenum in-process inventory includes the cost of molybdenum concentrates and the costs incurred to convert those concentrates into various high-purity molybdenum chemicals or metallurgical products.

        Finished goods include saleable products (e.g., copper concentrates, copper anodes, copper cathodes, copper rod, molybdenum concentrate and other metallurgical products).

        Supplies inventories are carried at average cost less a reserve for obsolescence. Inventory of SX/EW copper is valued at average cost and is established based on metal included in the SX/EW facilities tank house.

  Property—

        Property is recorded at acquisition cost, net of accumulated depreciation and amortization. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity and interest costs associated with significant capital additions. Maintenance, repairs, normal development costs at existing mines, and gains or losses on assets retired or sold are reflected in earnings as incurred.

        Mine development includes primarily the cost of acquiring land rights to an exploitable ore body, pre-production stripping costs at new mines that are commercially exploitable, costs associated with bringing new mineral properties into production, and removal of overburden to prepare unique and identifiable areas outside the current mining area for such future production. Mine development costs are amortized on a unit of production basis over the remaining life of the mines.

        Buildings and equipment are depreciated on the straight-line method over estimated lives from 5 to 40 years or the estimated life of the mine if shorter.

        Property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are determined impaired when the estimated future undiscounted cash flows expected to result from the use of the asset are less than the carrying value of the asset. The Company's estimate as to future undiscounted cash flows takes into consideration, among other things, expected future metal prices, which are based on historical metal prices and price trends. The Company measures an impairment loss as the difference between the carrying value of the asset and its fair value as determined taking into consideration the estimated future discounted cash flows of the asset.

  Intangible assets—

        Intangible assets include primarily the excess amount paid over the book value for investment shares and mining and engineering development studies. Intangible assets are carried at acquisition costs, net of accumulated amortization and are amortized on a unit of production basis over the estimated remaining life of the mines. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

  Debt issuance costs—

        Debt issuance costs, which are included in other assets, are amortized using the interest method over the term of the related debt.

  Asset retirement obligations (reclamation and remediation costs)—

        Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations". The fair value of a liability for asset retirement obligations is recognized in the period in which it is incurred. The liability is measured at fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset's useful life.

  Ore reserves—

        The Company periodically reevaluates estimates of its ore reserves, which represent the Company's estimate as to the amount of unmined copper remaining in its existing mine locations that can be produced and sold at a profit. Such estimates are based on engineering evaluations derived from samples of drill holes and other openings, combined with assumptions about copper market prices and production costs at each of the respective mines.

        For SPCC, commencing in 2003, the Company has used reserves estimates based on average copper prices over the preceding three years to determine the amount of mine stripping that is capitalized, units of production amortization of capitalized mine stripping and amortization of intangible assets. In the case of the Company's Minera México subsidiary for all periods presented, and for the period prior to 2003 for SPCC, the Company has used a price assumption of US$0.90 per pound for copper in calculating such items.

  Capitalized mine stripping and leachable material—

        Stripping costs are costs associated with the removal of waste materials after production has commenced. Over the life of the mine, stripping costs are deferred in periods when the actual ratio of waste materials to mineral ore extracted is above the life-of-mine stripping ratio, which represents the Company's estimate of the total amount of waste to be incurred divided by the estimated total proven and probable reserves. In periods when the actual mine stripping ratio is below the life-of-mine stripping ratio, the Company reduces the net capitalized mine stripping asset proportionally with a charge to amortization expense. In addition, deferred mine stripping costs are amortized using the units of production method based on proven and probable ore reserves. Copper resources contained in piles of leachable materials that have been extracted from the mines are not included in the determination of units of production amortization.

        The Company's policy results in the smoothing of stripping costs over the life of the mine and, in the view of the Company, better facilitates the matching of mine production costs over the life of the mine with the mine's revenues.

        Stripping costs are assessed for recoverability as part of property, plant and equipment and reviewed whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If recoverable value has fallen below carrying value, the asset is written down to its recoverable value.

        Leachable material—The Company capitalizes the cost of materials with low copper content extracted during the mining process (leachable material), which is collected in areas known as leaching dumps. The amortization of the capitalized costs is determined based on the depletion period of the leaching dumps, which is approximately five years (unaudited).

  Exploration—

        Tangible and intangible costs incurred in the search for mineral properties are charged against earnings when incurred.

  Income taxes—

        Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized and settled as prescribed in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" (SFAS No. 109). As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes. Deferred income tax assets are reduced by any benefits that, in the opinion of management, are more likely not to be realized.

  Foreign exchange—

        The Company's functional currency is the U.S. dollar. As required by local law, each of the Branch in Peru and MM maintain its books of accounts in Peruvian nuevos soles and Mexican pesos, respectively.

        Foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for non-monetary items such as inventory, property, intangible assets and other assets which are remeasured at historical exchange rates. Revenues and expenses are generally translated at actual exchange rates in effect during the period, except for those items related to balance sheet amounts that are remeasured at historical exchange rates. Gains and losses from foreign currency remeasurement are included in net earnings of the period.

        Gains and (losses) resulting from foreign currency transactions are included in "Cost of sales (exclusive of depreciation, amortization and depletion)" and amounted to US$54.4 million, US$21.9 million and US$(14.4) million in 2002, 2003 and 2004, respectively.

  Derivative instruments—

        Derivate contracts are reflected as assets or liabilities in the balance sheet at their fair value. The Company entered into an interest rate swap agreement to hedge the interest rate risk exposure on a credit facility. Although this interest rate swap is used as an economic hedge, this transaction is currently recorded at fair value within the balance sheet with related gains and losses recorded in earnings, as it does not qualify as hedge accounting under SFAS No. 133, "Accounting for Derivatives".

  Other comprehensive income—

        Comprehensive income represents changes in equity during a period, except those resulting from investments by owners and distributions to owners. During the fiscal years ended December 31, 2002, 2003 and 2004, the only component of "other comprehensive income (loss)" was the additional minimum liability for employee benefit obligations.

  Business segment—

        As a result of the recent merger and resulting management reorganization which is being undertaken, management has not defined its new segment structure or if segment disclosure is applicable. Consequently, disclosures included herein are based on the historical information as previously provided. Once the Company defines its future reportable segments, these segments could be different from what was historically presented.

  Change in accounting principle—

        Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). This statement requires the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The cumulative effect of this change in accounting principle, net of taxes, was a charge to earnings of US$1.5 million and is shown separately on the consolidated statement of earnings. In addition, as part of this cumulative adjustment, the Company recorded an asset retirement obligation liability of US$4.9 million, increased net property of US$2.5 million and recorded deferred tax and workers' participation benefits of US$0.9 million. The adoption of this new principle resulted in an additional charge to earnings from continuing operations of US$0.5 million for 2003 and has been included as an operating cost in the statement of earnings. If the Company adopted SFAS No. 143 in 2002, an asset retirement obligation of US$4.5 million would have been recorded as of January 1, 2003.

  Impact of new accounting standards—

        The Emerging Issues Task Force ("EITF") formed a committee ("Committee") to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") to business combinations within the mining industry, accounting for goodwill and other intangibles and the capitalization of costs after the commencement of production, including deferred stripping. The issues discussed also included whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets.

        The FASB ratified the consensus of the EITF on other mining related issues involving impairment and business combinations. The FASB also ratified the consensus of the EITF that mineral interests conveyed by leases should be considered tangible assets subject to the finalization of a FASB Staff Position ("FSP") in this regard. These issues did not have a significant impact on the Company's financial position or results of operations.

        The FASB also issued a FASB Staff Position ("FSP") amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. This FSP did not have an impact on the Company's financial position or results of operations.

        The EITF issued a Working Group Report No. 1 on September 21, 2004 titled "Accounting for Stripping Costs Incurred during Production in the Mining Industry". The Report applies to mining entities and the accounting for stripping costs incurred in the production phase of mining operations. In its March 17, 2005 meeting, the EITF reached consensus on this issue (EITF No. 04-6) and has concluded that stripping costs incurred during the production phase of a mine should be recorded as a component of inventoriable costs of producing the ore (the "inventory cost model"). This consensus, which was ratified by the FASB on March 30, 2005, will be effective for fiscal years beginning after December 15, 2005, with early adoption permitted. Adoption of the EITF consensus will significantly change the accounting for capitalized stripping costs incurred during the production phase. At December 31, 2004, the Company had on its balance sheet US$452.7 million of costs associated with capitalized mine stripping and leachable material, net, which may be impacted by this consensus. The Company anticipates that a significant portion of this asset may be written off and equity and net income would be reduced accordingly. In addition, future operating income could be negatively impacted to the extent that costs previously capitalized are expensed.

        In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, "Inventory Costs—an amendment of ARB No. 43" ("SFAS No. 151"), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is evaluating the impact that this standard may have on its financial position or results of operations.

        In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 153, "Exchange of Non-monetary Assets and amendment of APB No. 29" ("SFAS No. 153"), which is the result of its efforts to improve comparability of U.S. accounting standards for non-monetary transactions with International Accounting Standards. SFAS No. 153 eliminates the exception to fair value for exchanges of similar productive assets outlined in APB No. 29 and replaces it with a general exception for exchange transactions that do not have commercial substance—that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS No. 153 is not expected to have any impact on the Company's financial position or results of operations.

        In March 2005, the FASB published FASB Interpretation No. 47 "Accounting for Conditional Asset Retirement Obligations" (FIN 47). FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises). Retrospective application for interim financial information is permitted but is not required. Early adoption of this interpretation is encouraged. The Company is evaluating the impact that this standard may have on its financial position or results of operations.

NOTE 3—INVENTORIES:

	As of December 31,
	2003	2004
Metals:
Finished goods	$127.1	$153.8
Work-in-process	36.9	55.5
Supplies	142.9	143.1

Total inventories	$306.9	$352.4

NOTE 4—PROPERTY:

	As of December 31,
	2003	2004
Buildings and equipment	$5,238.6	$5,408.5
Mine development	250.9	255.6
Land, other than mineral	65.6	65.6

Total property	5,555.1	5,729.7
Accumulated depreciation, amortization and depletion	(2,514.4)	(2,661.2)

Total property, net	$3,040.7	$3,068.5

        During 2002, the Company changed the estimated useful lives of certain machinery and equipment related to the Peruvian operations to reflect additional information as to historical experience. This change was accounted for prospectively and resulted in a reduction to depreciation expense of approximately US$12.7 million in 2002.

        Additionally, during 2002, the Company performed an analysis of the detailed fixed assets ledgers and noted an unreconciled difference that arose in prior years amounting to approximately US$3.7 million between the subledger balance and the general ledger balance as it related to the Peruvian operations. The Company took a pretax charge of US$3.7 million to its 2002 earnings in order to correct for this difference.

        In conjunction with the adoption of SFAS No. 143, during 2003, the Company capitalized US$3.0 million in costs associated with establishing an asset retirement obligation for a portion of its long-lived assets in Peru. These assets include a dam on the Torata River, close to the Cuajone mine, and the SX/EW facility. The asset retirement obligations were established based on the Company's environmental impact studies for these projects. The retirement obligations for the dam are based on a weighting of two options available at the end of the dam's useful life. These options are to turn the dam over to the local municipality and provide maintenance for a number of years or demolish the dam and restore the river to its natural course. The retirement obligation for the SX/EW facility requires a dismantling of the plant and reclamation of the property. The Company has not designated specific assets to satisfy these obligations but will provide funds from operations. There were no additional costs capitalized in 2004 associated with asset retirement obligations. These costs are being depreciated on a straight line basis over the life of the related assets. As for the Mexican operations, the adoption of SFAS No. 143 did not have a material effect on the Company's financial position or results of operations. Management does not believe that there are any significant legal obligations for asset retirements in Mexico as of December 31, 2003 and 2004.

        Depreciation expense for the years ended December 31, 2002, 2003 and 2004 amounted to US$137.5 million, US$144.2 million and US$150.4 million, respectively.

NOTE 5—CAPITALIZED MINE STRIPPING COSTS AND LEACHABLE MATERIAL:

	As of December 31,
	2003	2004
Capitalized mine stripping cost	$336.1	$379.3
Accumulated amortization and depletion	(44.6)	(61.3)

Capitalized mine stripping, net	$291.5	$318.0

	As of December 31,
	2003	2004
Capitalized leachable material	$116.5	$170.8
Accumulated amortization	(16.5)	(36.2)

Capitalized leachable material, net	$100.0	$134.6

        Amortization of mine stripping and leachable material is included in "Depreciation, amortization and depletion" and amounted to US$12.0 million, US$25.6 million and US$36.4 million in 2002, 2003 and 2004, respectively. Capitalized mine stripping costs will be fully amortized when existing mines currently in the production phase cease operations.

        The Company's policy of deferring mine stripping costs and leachable material decreased operating costs by US$91.9 million, US$79.7 million and US$92.7 million in 2002, 2003 and 2004, respectively, as compared to what such amounts would have been if the Company expensed mine stripping costs and leachable material costs as incurred.

NOTE 6—INTANGIBLE ASSETS:

	As of December 31,
	2003	2004
Excess paid over book value of investment shares	$121.1	$121.1
Mine engineering and development studies	5.5	5.8

	126.6	126.9
Accumulated amortization	(17.6)	(20.4)

Amortized intangible assets, net	109.0	106.5

Goodwill	17.0	17.0

Intangible assets, net	$126.0	$123.5

        Amortization expense on intangibles was US$2.2 million, US$3.2 million and US$2.8 million for the years ended December 31, 2002, 2003 and 2004, respectively. The estimated annual aggregate amortization expense for intangibles is US$12.5 million for the years 2005 through 2009.

NOTE 7—INCOME TAXES:

        The components of the provision for income taxes are as follows:

	Year ended December 31,
	2002	2003	2004
U.S. federal and state:
Current	$0.8	$4.0	$21.7
Deferred	1.4	2.3	(8.2)

	2.2	6.3	13.5

Foreign(1):
Current	54.0	84.9	356.6
Deferred	(144.7)	28.9	63.6

	(90.7)	113.8	420.2

Total provision for (benefit from) income taxes	$(88.5)	$120.1	$433.7

(1)
Relates to both Peru and Mexico

        The reconciliation of the statutory income tax rate to the effective tax rate is as follows:

	For the years ended December 31,
	2002	2003	2004
U.S. income tax at statutory rate	35.0%	35.0%	35.0%
Foreign income tax at maximum combined statutory rates	22.0%	1.0%	(10.7)%
Percentage depletion	(15.4)%	(8.9)%	(5.0)%
(Expense) income not (deductible) taxable, net	(2.7)%	3.4%	1.2%
Alternative minimum or additional tax	2.1%	1.8%	1.2%
Change in foreign tax rates	(18.8)%	5.8%	10.4%
Tax inflation effect, net	(65.4)%	5.9%	0.9%
Loss of tax benefits upon corporate reorganization		32.6%
Other	(3.2)%	4.9%	1.5%

Total	(46.4)%	81.5%	34.5%
Valuation allowance for tax loss carryforward and recoverable asset tax	(88.9)%	(24.2)%	(4.1)%

	(135.3)%	57.3%	30.4%

        The effective tax rate presented above is a combined effective tax rate for SPCC and MM. For all of the years presented, both companies filed separate tax returns in their respective tax jurisdictions. Although the tax rules and regulations imposed in the separate tax jurisdictions may vary significantly, similar permanent items exist, such as the impact of changes in statutory tax rates, and income and expense items which are nondeductible or nontaxable. Several items above are particular to the tax rules in Mexico or specific events related to MM, such as the tax inflation effect, which requires that inflation be recognized for tax purposes (where it is not for financial reporting purposes), and the loss of tax benefits upon a corporate reorganization undertaken by MM in 2003. Other items relate specifically to SPCC such as the percentage depletion. The impact of the change in the valuation allowance reflects the change in valuation allowances for the combined companies which is further described below.

        At December 31, 2004 and 2003, the main items constituting the (asset) liability balance of deferred income taxes were as follows:

	As of December 31,
	2003	2004
	Deferred income tax
Current:
Inventories	$59.1	$57.9
Other	(1.0)	(1.2)
Non-deductible reserves	(13.3)	(14.2)

Net current deferred tax liability	44.8	42.5

Non-current:
Property and equipment	283.5	238.7
Tax loss carryforwards	(167.7)	(62.3)
Recoverable asset tax	(47.0)	(44.9)
AMT credit carryforwards	(15.9)	(32.6)
Deferred charges	56.8	64.5
Other	(11.0)	46.8

	98.7	210.2
Less, valuation allowance for deferred tax assets	87.2	33.4

Net non-current deferred tax liability	185.9	243.6

Total net deferred tax liability	$230.7	$286.1

  U.S. Tax Matters—

        At December 31, 2004, the foreign tax credit carryforward available to reduce possible future U.S. income tax amounted to approximately US$49.2 million, expiring as follows: US$14.6 million in 2006, US$22.5 million in 2007, US$10.4 million in 2008 and US$1.7 million in 2009. No foreign tax credit carryforwards expired in 2004 and US$3.1 million expired in 2003. Foreign tax credit carryforwards amounting to approximately US$1.7 million were created in 2004.

        On October 22, 2004, the President of the United States signed into law H.R. 4520, The American Jobs Creation Act of 2004. This law repeals the 90% limitation on the utilization of foreign tax credits when calculating the Company's alternative minimum tax ("AMT"). The repeal is effective in 2005. Although the new law is not effective until 2005, under SFAS No. 109, the effect of the law change is required to be reflected in the period that includes the enactment date. As a result, US$9.5 million of previously booked deferred U.S. tax liability was recorded as income in 2004.

  Peruvian Tax Matters—

        On December 23, 2003, the Peruvian government established a new tax rate of 30% for years beginning after 2003. Although this new rate did not affect the current tax expense, the change in the tax rate does require that the deferred Peruvian assets and liabilities be re-valued at the tax rate expected to apply when these assets and liabilities are realized. Accordingly, the Company recorded a charge of US$10.1 million in additional tax expense in 2003.

        The Company obtains income tax credits in Peru for value-added taxes paid in connection with the purchase of capital equipment and other goods and services employed in its operations and records these credits as a prepaid expense. Under current Peruvian law, the Company is entitled to use the credits against its Peruvian income tax liability or to receive a refund. The carrying value of these Peruvian tax credits approximates their net realizable value.

        In accordance with a 1996 agreement with the Peruvian government, income generated from the SX/EW operations is taxed at a fixed rate of 30% through the year 2010. Additionally, the Peruvian congress established a new tax on distributed earnings at a rate of 4.1% starting in 2002.

  Mexican Tax Matters—

        MM and its subsidiaries obtained authorization from the Mexican tax authorities to file a consolidated income and asset tax return in Mexico.

        In accordance with Mexican income tax law, Mexican subsidiaries are subject to paying the greater of the asset tax or income tax. The Mexican income tax law enacted January 1, 2002, reduced the 35% federal income tax rate by one percentage point each year until it reaches 32% in 2005.

        As result of the amendments to the income tax law approved on November 13, 2004, the income tax rate was further reduced from the 33% rate applicable in 2004 to a 30% rate in 2005, and it will be gradually be reduced by 1% per year until it reaches 28% in 2007. In addition, effective fiscal year 2005, there is a change in the tax treatment of the inventory purchases for the year. Under the new law, cost of sales will be deductible instead of inventory purchases. The tax deduction for employees' statutory profit sharing amounts and the obligation to withhold taxes on dividends paid to individuals and foreign residents was also eliminated. The impact of the reduction in the corporate income tax rate as a result of the tax law changes in 2004 resulted in a reduction in tax expense of US$21.6 million in 2004.

        Asset tax is calculated by applying a 1.8% tax rate to MM's asset position, as defined by the law, and is payable only to the extent that it exceeds the income tax payable for the same period. If in any year asset tax exceeds the income tax payable, the asset tax payment for such excess may be reduced by the amount by which the income tax exceeded the asset tax in the three preceding years and any required payment of the asset tax is creditable against the excess of the income tax over the asset tax of the following 10 years.

  Valuation allowances—

        Peru:

        The Company's valuation allowance consists of US$0.8 million in foreign tax credits and US$32.6 million in AMT credit carryforwards. Management believes that it is more likely than not that the remaining foreign tax credits of US$50 million will be realized.

        As a result of The American Jobs Creation Act of 2004, the Company may be able to reduce its AMT below that of regular tax in future years. As a result, part of the AMT credit carryforward may be utilized to reduce regular tax to AMT. However, management estimates that the Company will not generate significant regular U.S. taxable income after deductions for percentage depletion and application of regular foreign tax credits and that it is more likely than not that the AMT credit will not be utilized.

        The Company has not recorded a benefit for the prior year AMT paid; the minimum tax credit is only available to reduce a regular tax and not an AMT. Because of limitations on percentage depletion under the AMT, the Company expects an AMT liability for the foreseeable future. Thus, while such credits do not expire, it is not probable they will continue to be utilized in the future as management estimates that the Company will not generate sufficient regular U.S. taxable income after deductions for percentage depletion and application of regular foreign tax credits.

        Mexico:

        In years prior to 2002, MM experienced significant liquidity and financial performance difficulties which resulted in defaults of various debt covenants. Therefore, prior to 2002, a valuation allowance was established for substantially all of its net operating loss and asset tax carryforwards since it was uncertain as to whether those carryforwards might be used. The valuation allowances were reversed in 2002 and 2003 as MM undertook its financial and corporate restructuring and financial performance improved. As of December 31, 2004, the remaining tax loss carryforwards totaled US$38 million and related primarily to the Cananea mine which it expects to fully utilize in 2005. As of December 31, 2004, the remaining asset tax carryforward amounting to US$45 million is also fully expected to be utilized since it can be credited in future years against future income tax payable.

NOTE 8—WORKERS' PARTICIPATION:

        The Company's operations in Peru and Mexico are subject to statutory workers' participation.

        In Peru, the provision for workers' participation is calculated at 8% of pre-tax earnings. The current portion of this participation, which is accrued during the year, is based on Branch's taxable income and is distributed to workers following determination of final results for the year. In Mexico, workers' participation is determined using the guidelines established in the Mexican income tax law at a rate of 10% of pre-tax earnings as adjusted by the tax law.

        The provision for workers' participation is included in "Cost of sales (exclusive of depreciation, amortization and depletion)" in the statements of earnings. For the years ended December 31, 2002, 2003 and 2004, workers' participation expense was US$18.1 million, US$20.2 million and US$93.6 million, respectively.

NOTE 9—FINANCINGS:

  Long term debt:

	As of December 31,
	2003	2004
SPCC:
8.25% Corporate bonds due 2004	$50.0	$—
8.75% Corporate bonds due 2007	50.0	50.0
5.5625% (4.1875% at December 31, 2003) Corporate bonds due 2005-2012	73.1	73.1
5.3750% (4.1875% at December 31, 2003) Corporate bonds due 2005-2012	25.9	25.9
4.5000% (3.5625% at December 31, 2003) Corporate bonds due 2005-2010	25.0	25.0
4.6250% (3.5000% at December 31, 2003) Corporate bonds due 2005-2010	25.0	25.0
3.94% (2.48% at December 31, 2003)
MITSUI credit agreement due 2013	100.0	90.0
MM:
Citibank credit facility	—	600.0
Common Agreement Secured Export Notes	881.0	—
Yankee bonds—Series A	316.2	316.2
Yankee bonds—Series B	125.0	125.0

Total debt	1,671.2	1,330.2
Less, current portion of long-term debt	(115.3)	(152.3)

Total long-term debt	$1,555.9	$1,177.9

        In 1998, MM issued US$500 million of secured debt, which are referred to as Yankee Bonds. These bonds were offered in two series: Series A for US$375 million, with an interest rate of 8.25% and a 2008 maturity, and Series B for US$125 million, with an interest rate of 9.25% and a 2028 maturity date. The bonds contain a covenant regarding a ratio of EBITDA to interest expense of not less than 2.50 to 1.0, as such terms are defined by the facility.

        In 1999, SPCC entered a US$100 million, 15-year loan agreement with Mitsui. The interest rate for this loan is the Japanese LIBO rate plus 1.25% (Japanese LIBO at December 31, 2004 was 2.69%). The Mitsui credit agreement is collateralized by pledges of receivables of 31,000 tons of copper per year. The Mitsui agreement requires the Company to maintain a minimum stockholders' equity of US$750 million and a specific ratio of debt to equity. Reduction of Grupo México's direct or indirect voting interest in the Company to less than a majority would constitute an event of default under the Mitsui agreement.

        In 2002, SPCC prepaid the US$122.9 million balance remaining on a US$150 million Secured Export Notes Financing under its Common Agreement. In connection with this prepayment, SPCC paid a premium of US$11.4 million and expensed the unamortized balance of US$1.0 million of deferred commission fees. These amounts were expensed and presented as a loss on debt prepayment.

        On October 29, 2004, MM borrowed US$600 million pursuant to a new credit facility with a final maturity date in 2009. The new credit facility initially bears interest at LIBOR plus 200 basis points for the year ended December 31, 2004. The proceeds from the new credit facility were used to repay in full the amounts outstanding under a common agreement with holders of MM's secured export notes and other financial institutions. The loan is secured by a pledge of MM's principal properties and is guaranteed by its principal subsidiaries. On March 29, 2005, US$120 million of the principal amount of this loan was prepaid and the interest on the remaining principal amount was reduced to LIBOR plus 112.5 basis points for the next six months. The net loss on this debt prepayment totaled US$16.5 million.

        In October 2004, MM and Banamex entered into an interest rate swap agreement for a notional amount of US$600 million to hedge the interest rate risk exposure on its US$600 million credit facility granted by Citibank. See Note 14.

        In January 2005, SPCC signed a US$200 million credit facility with a group of banks led by Citibank, N.A., from which the Company made drawdowns of US$170.0 million. Proceeds of this credit facility were used to prepay US$170.0 million of the bonds issued under SPCC's Peruvian bond program (SPCC Corporate bonds referred to above), through March 31, 2005. The new facility has a five-year term with an interest rate of LIBOR plus 1.25% for the first year, increasing by 0.125% each ensuing year. The new US$200 million credit facility contains financial covenants that require the Company to maintain a net worth equal to or greater than that at December 31, 2003, and to maintain a ratio of EBITDA to gross interest, as defined, of more than 3.0 to 1.0 and a leverage ratio of no greater than 2.5 to 1.0. Amortization of the loan principal begins in the third year. The Company paid a prepayment penalty of 1%, or US$1.7 million, to the Peruvian bondholders in 2005.

        Aggregate maturities of the outstanding borrowings at December 31, 2004, are as follows:

Year	Principal Due
2005	$152.3
2006	158.2
2007	233.2
2008	404.4
2009 and Thereafter	382.1

Total	1,330.2
Less—Current portion of long-term debt	152.3

Long-term debt	$1,177.9

        At December 31, 2003 and 2004, other assets included US$1.3 million and US$6.8 million, respectively, held in escrow accounts as required by the Company's loan agreements. The funds are released from escrow as scheduled loan repayments are made.

        At December 31, 2003 and 2004, the balance of capitalized debt issuance costs was US$5.6 million, and US$10.7 million, respectively. Amortization charged to interest expense was US$3.2 million, US$1.7 million and US$5.1 million in 2002, 2003 and 2004, respectively.

NOTE 10—BENEFIT PLANS:

  SPCC Defined Benefit Pension Plans—

        The Company has two noncontributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru. Effective October 31, 2000, the Board of Directors amended the qualified pension plan to suspend the accrual of benefits.

        The components of net periodic benefit costs calculated in accordance with SFAS No. 87 "Employers' Accounting for Pensions", using December 31 as a measurement date, consist of the following:

	Year ended December 31,
	2002	2003	2004
Interest cost	$0.8	$0.7	$0.7
Expected return on plan assets	(0.8)	(0.8)	(0.6)

Net periodic benefit cost	$—	$(0.1)	$0.1

        The change in benefit obligation and plan assets and a reconciliation of funded status are as follows:

	As of December 31,
	2003	2004
Change in Benefit Obligation:
Projected benefit obligation at beginning of year	$11.2	$12.0
Interest cost	0.7	0.7
Benefits paid	(0.9)	(0.9)
Actuarial gain (loss)	1.0	(0.3)

Projected benefit obligation at end of year	$12.0	$11.5

Change in Plan Assets:
Fair value of plan assets at beginning of year	$10.2	$9.7
Actual return on plan assets	0.5	0.4
Employer contributions	—	3.2
Benefits paid	(0.9)	(0.9)
Administrative expenses	(0.1)	(0.1)

Fair value of plan assets at end of year	$9.7	$12.3

Reconciliation of Funded Status:
Funded status	$(2.3)	$0.8
Unrecognized actuarial loss	2.1	2.0

Net amount reflected in Balance Sheet	$(0.2)	$2.8

The assumptions used to determine the pension obligation and seniority premiums as of year end and net cost in the ensuing year were:
Discount rate	6.0%	6.0%
Expected long-term rate of return on plan assets	5.0%	5.0%
Rate of compensation increase	N/A	N/A

        The scheduled maturities of the benefits expected to be paid in each of the next five years, and thereafter, are as follows:

Year	Expected Benefit Payments
2005	$0.9
2006	0.9
2007	0.9
2008	0.9
2009	0.9
2010 to 2014	4.3

Total	$8.8

        The Company's funding policy is to contribute amounts to the qualified plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate. Plan assets are invested in commingled stock and bond funds.

        The Company's policy for determining asset mix-targets includes periodic consultation with recognized third party investment consultants. The expected long-term rate of return on plan assets is updated periodically, taking into consideration asset allocations, historical returns and the current economic environment. Based on these factors we expect our assets will earn an average of 5.0% per annum assuming our long-term mix will be consistent with our current mix and an assumed discount rate of 6.0%. The fair value of plan assets is impacted by general market conditions. If actual returns on plan assets vary from the expected returns, actual results could differ.

  SPCC Post-retirement Health Care Plan—

        The Company adopted the post-retirement health care plan for retired salaried employees eligible for Medicare on May 1, 1996. The plan is unfunded.

        Effective October 31, 2000, the health care plan for retirees was terminated and the Company informed retirees that they would be covered by the then in effect post-retirement health care plan of ASARCO, a former shareholder of the Company and a subsidiary of Grupo México, which offered substantially the same benefits and required the same contributions. The plan is accounted for in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

        The components of net period benefit costs are as follows:

	Year ended December 31,
	2002	2003	2004
Service cost	$—	$—	$—
Interest cost	0.1	0.1	0.1

Net periodic benefit cost	$0.1	$0.1	$0.1

        The change in benefit obligation and a reconciliation of funded status are as follows:

	As of December 31,
	2003	2004
Change in Benefit Obligation:
Benefit obligation at beginning of year	$1.5	$1.8
Interest cost	0.1	0.1
Plan Amendments	—	(0.3)
Benefits paid	(0.1)	—
Actuarial (gain) or loss	0.3	(0.2)

Benefit obligation at end of year	$1.8	$1.4

Reconciliation of Funded Status:
Funded status	$(1.8)	$(1.4)
Unrecognized actuarial loss	0.6	0.4
Unrecognized prior service cost	—	(0.3)

Post-retirement benefit obligation	$(1.2)	$(1.3)

        Discount rate used in the calculation of other post-retirement benefits and cost as of December 31, 2003 and 2004 was 6.0%.

        The scheduled maturities of the benefits expected to be paid in each of the next five years, and thereafter, are as follows:

Year	Expected Benefit Payments
2005	$0.1
2006	0.1
2007	0.2
2008	0.2
2009	0.2
2010 to 2014	0.9

Total	$1.7

        For measurement purposes, a 12.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate is assumed to decrease gradually to 6% for 2014 and remain at that level thereafter.

        Assumed health care cost trend rates have a significant effect on the amount reported for the health care plan. One percentage-point change in assumed health care trend rates would not have significant effects.

  MM Defined Benefit Pension Plans—

        The components of net periodic benefit costs calculated in accordance with SFAS No. 87 "Employers Accounting for Pensions", using December 31 as a measurement date, consist of the following:

	For the years ended December 31,
	2002	2003	2004
Interest cost	$2.8	$2.6	$2.6
Service cost	2.5	2.3	2.1
Expected return on plan assets	(1.0)	(0.7)	(1.1)
Amortization of transition assets, net	(0.2)	(0.2)	(0.2)
Recognized net actuarial loss	1.0	0.9	0.5

Net period benefit cost	$5.1	$4.9	$3.9

        The change in benefit obligation and plan assets are as follows:

	December 31,
	2003	2004
Change in benefit obligation:
Projected benefit obligation at beginning of year	$36.8	$35.0
Service cost	2.3	2.1
Interest cost	2.5	2.6
Actuarial (loss) gain, net	(2.4)	(0.2)
Benefits paid	(1.2)	(2.2)
Inflation adjustment	(3.0)	(1.2)
Projected benefit obligation at end of year	$35.0	$36.1

Change in plan assets:
Fair value of plan assets at beginning of year	$8.7	$12.0
Actuarial return on plan assets	3.3	19.4

Fair value of plan assets at end of year	$12.0	$31.4

        The pension plan liability as of December 31, is as follows:

	December 31,
	2003	2004
Actuarial present value of benefit obligation:
Vested benefit obligation	$15.2	$20.2
Non-vested benefit obligation	15.6	12.2

Accumulated benefit obligation	30.8	32.4
Excess of projected benefit obligation over accumulated benefit obligation	4.2	3.7

Projected benefit obligation	35.0	36.1
Plan assets	(12.0)	(27.2)

Projected benefit obligation in excess of plan assets	23.0	8.9
Unrecognized prior service cost	—	(2.5)
Unrecognized net actuarial loss	(11.0)	5.2
Unrecognized transition obligation	1.8	1.3
Additional minimum liability	8.2	7.3
Fair value of plan assets at beginning of year	(3.6)	—

Net pension liability	$18.4	$20.2

        The assumptions used to determine the pension obligation and seniority premiums as of year-end and net cost in the ensuing year were:

	2002	2003	2004
Weighted average discount rate	10%	10%	10%
Expected long-term rate of return on plan asset	12%	12%	12%
Rate of increase in future compensation level	6%	6%	6%

        The scheduled maturities on the benefits expected to be paid in each of the next five years, and thereafter, are as follows:

Year	Expected Benefit Payments
2005	1.2
2006	1.2
2007	1.2
2008	1.2
2009	1.3
2010 to 2014	7.8

Total	13.9

MM Post-retirement health care plan—

        The components of net period benefit costs are as follows:

	For the year ended December 31,
	2002	2003	2004
Interest cost	$2.2	$2.1	$2.2
Service cost	0.4	0.4	0.5
Amortization of transition assets, net	1.6	1.6	1.6

Net periodic post-retirement benefit costs	$4.2	$4.1	$4.3

        The change in benefit obligation and a reconciliation of funded status are as follows:

	As of December 31
	2003	2004
Change in benefit obligation:
Projected benefit obligation at beginning of year	$48.4	$46.2
Service cost	0.41	0.5
Interest costs	2.1	2.2
Actuarial (loss) gain, net	(1.5)	(4.0)
Benefits paid	(1.9)	(2.7)
Settlements	2.6	—
Inflation adjustment	(3.9)	2.3

Projected benefit obligation at end of year	46.2	44.5
Reconciliation of funded status:
Funded status	46.2	44.5
Unrecognized actuarial loss	(9.1)	(5.8)
Unrecognized transition obligation	(26.3)	(25.8)

Post-retirement benefit obligation	$10.8	$12.9

        Discount rate used in the calculation of other post-retirement benefits and costs as of December 31, 2003 and 2004 were 6.0%.

        The scheduled maturities on the benefits expected to be paid in each of the next five years, and thereafter, are as follows:

Year	Expected Benefit Payments
2005	$2.2
2006	2.2
2007	2.2
2008	2.3
2009	2.3
2010 to 2014	11.7

Total	$22.9

        Insured other benefit cost trend rates have a significant effect on the amount reported of the other benefit plan. One percentage-point change in assumed other benefits cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
Effect on total service and interest cost components	$3.1	$2.4

Effect on the post-retirement benefit obligation	$49.4	$39.9

        MM's policy for determining asset mix targets includes periodic consultation with recognized third party investment consultants. The expected long-term rate of return on plan assets is updated periodically, taking into consideration assets allocations, historical returns and the current economic environment. The fair value of plan assets is impacted by general market conditions. If actual returns on plan assets vary from the expected returns, actual results could differ.

        These plans accounted for approximately 30% of benefit obligations. The following table represents the asset mix of the investment portfolio as of December 31:

	2003	2004
Asset category:
Equity securities	87%	88%
Treasury bills	13%	12%

	100%	100%

        The amount of contributions that the Company expects to be paid to the plan during 2005 is not material.

NOTE 11—MINORITY INTEREST:

        For all the years presented, the minority interest is based on the earnings of the Company's Peruvian Branch, and through October 2004 it also included the minority interest held in certain subsidiaries of MM as further described below.

        The Company acquired 2.3 million, 0.2 million and 0.02 million investment shares at a cost of US$8.8 million, US$0.7 million and US$0.1 million in 2002, 2003 and 2004, respectively. These acquisitions have been accounted for as purchases of minority interests. The carrying value of the minority interest purchased was reduced by US$6.8 million, US$0.5 million and US$0.08 million in 2002, 2003 and 2004, respectively, and the excess paid over the carrying value was assigned to intangible assets and is being amortized based on production. As a result of these acquisitions, the remaining investment shareholders are entitled to a pro rata participation in the cash distributions made by the Company. The shares are recorded as a minority interest in the Company's financial statements.

        In addition, on October 23, 2004, MM reached an agreement with the National Union of Mine, Metallurgical and Similar Workers of the Mexican Republic (the "Union") for the purchase of a 4.2% and 1.5% stock stake owned by the Union in two of its subsidiaries. The stock was purchased by delivery of a note in the amount of US$51.5 million. The purchase price of the interest acquired was less than its carrying value by US$31.8 million and, therefore, such negative goodwill was allocated as reduction of the long-lived assets to be amortized based on production. This note was paid in full in February 2005.

NOTE 12—COMMITMENTS AND CONTINGENCIES:

  Royalty tax—

        In June 2004, the Peruvian Congress enacted legislation imposing a royalty tax to be paid by mining companies in favor of the regional governments and communities where mining resources are located. In 2004, more than 5,000 Peruvian citizens filed a request to the Peruvian Constitutional Tribunal to have the law declared unconstitutional. However, in April 2005, the Constitutional Tribunal ruled the royalty law to be constitutional and therefore applicable to mining activities in Peru. Although the Company filed a suit in the Lima Civil Court to protest the law as unconstitutional, after the Constitutional Tribunal's resolution it is unlikely that the Company's suit will be successful. Under the new law, the Company is subject to a 1% to 3% tax, based on sales, applicable to the value of the concentrates produced in our Toquepala and Cuajone mines. The Company made a provision of US$17.6 million in 2004 for this new tax which went into effect as of June 25, 2004. This provision is included in cost of sales (exclusive of depreciation, amortization and depletion) on the Company's statement of earnings.

  Power purchase agreement—

        In 1997, SPCC sold its Ilo power plant to an independent power company, Enersur S.A., for US$33.6 million. In connection with the sale, a power purchase agreement was also completed under which the SPCC agreed to purchase all of its power needs for its Peruvian operations from Enersur S.A. for twenty years, commencing in 1997.

        The Company agreed to amend its power purchase agreement in June 2003, resolving certain issues that arose between the parties and reducing power costs for the remaining life of the agreement. The Company made a one-time contractual payment of US$4.0 million to Enersur S.A. under terms of the new agreement. The new agreement releases Enersur S.A. from the obligation to construct additional capacity upon notice to meet the Company's increased electricity requirements from the planned expansion and modernization. SPCC believes it can satisfy the need for increased electricity requirements from other sources, including local power providers.

  Environmental matters—

  Peruvian operations—

        Some of the Company's operations are subject to applicable Peruvian environmental laws and regulations. The Peruvian government, through its Ministerio de Energía y Minas (the Ministry of Energy and Mines, or MEM) conducts certain annual audits of the Company's Peruvian mining and metallurgical operations. Through these environmental audits, matters related to environmental commitments, compliance with legal requirements, atmospheric emissions and effluent monitoring are reviewed. The Company believes that it is in material compliance with applicable Peruvian environmental laws and regulations.

        In accordance with Peruvian regulations, in 1996 SPCC submitted its Programa de Adecuación y Manejo Ambiental (the Environmental Compliance and Management Program, known by its Spanish acronym, PAMA) to the MEM. A third-party environmental audit was conducted in order to elaborate the PAMA. The PAMA applied to all current operations that did not have an approved environmental impact study at the time. SPCC's PAMA was approved in January 1997 and contains 34 mitigation measures and projects necessary to (1) bring the existing operations into compliance with the environmental standards established by the MEM and (2) identify areas impacted by operations that are no longer active and need to be reclaimed or remediated. By the end of 2004, 31 of these projects were completed, including all PAMA commitments related to the Company's operations in Cuajone and Toquepala. The three pending PAMA projects all relate to the Ilo smelter operations. The primary areas of environmental concern are the smelter reverberatory slag eroded from slag deposits up until 1994, and atmospheric emissions from the Ilo smelter.

        The slag remediation program is progressing as scheduled and is expected to be completed by 2007. With respect to the smelter emissions, the third phase of the Ilo smelter modernization has started and is scheduled to be completed by 2007. In July 2003, the Company awarded the contract to provide the technology and basic engineering for the modernization of the Ilo smelter to Fluor Chile S.A. and Xstrata plc (formerly M.I.M. Holdings Limited). The Company believes that the selected proposal complies with the current environmental regulations. This project is the Company's largest short-term capital investment project and is estimated at US$500 million, including US$154 million expended through 2004. Beginning in 1995 and continuing while this project is under construction, the Company has established an emissions curtailment program that has allowed us to comply with the annual sulfur dioxide air quality standard (established by the MEM in 1996) in the populated areas of the city of Ilo.

        On October 14, 2003, the Peruvian Congress published a new law announcing future closure and remediation obligations for the mining industry. On March 14, 2004, MEM published proposed regulations for this law. The law was amended on May 28, 2004 but the regulations have not been finalized. The amended law requires existing mining operations to present a Mine Closure Plan to the MEM within one year or before October 15, 2004. Since the regulations have not been approved, on October 15, 2004, the Company submitted a notice to the MEM stating that based on current legislation it was unable to make a reasonable estimate of its closure obligation. It is expected that final regulations detailing requirements of the law will be published in 2005, and the Company will be required to submit the Mine Closure Plan thereafter. The law requires companies to provide financial guarantees to insure that remediation programs are completed. The Company anticipates that this law, when in force, will increase its asset retirement obligations and require future expenditures and amortizations over the life of the mine to satisfy its requirements. The Company believes the liability for these asset retirement obligations cannot currently be measured, or reasonably estimated, based on the proposed generalities of this law. The Company is studying the impact this law will have on its results, but currently cannot reasonably estimate the effect until final regulations are published.

        For the Company's Peruvian operations, environmental capital expenditures were $2.5 million, $2.2 million and $65.5 million in 2002, 2003 and 2004, respectively. The Company foresees significant environmental capital expenditures in 2005. Approximately US$171 million has been budgeted in 2005; the smelter project accounts for most of this budget.

  Mexican operations—

        Some of the Company's operations are subject to Mexican federal, state and municipal environmental laws, to Mexican official standards, and to regulations for the protection of the environment, including regulations relating to water supply, water pollution, air pollution, noise pollution and hazardous and solid wastes. Some of these laws and regulations are relevant to legal proceedings pertaining to the Company's San Luis Potosí facilities.

        The principal legislation applicable to the Company's Mexican operations is the federal Ley General del Equilibrio Ecológico y la Protección al Ambiente (the General Law of Ecological Balance and Environmental Protection, or the Environmental Law), which is enforced by the Procuraduría Federal de Protección al Ambiente (Federal Bureau of Environmental Protection, or the PROFEPA). The PROFEPA monitors compliance with environmental legislation and enforces Mexican environmental laws, regulations and official standards and, if warranted, the PROFEPA may initiate administrative proceedings against companies that violate environmental laws, which in the most egregious cases may result in the temporary or permanent closing of noncomplying facilities, the revocation of operating licenses and/or other sanctions or fines. Also, according to the Código Penal Federal (Federal Criminal Code), the PROFEPA has to inform corresponding authorities regarding environmental crimes.

        The Company's operations near the U.S.-Mexican border are also subject to the Agreement on Cooperation for the Protection and Improvement of the Environment in the Border Area, or the La Paz Agreement, which was concluded in 1983 between the United States and Mexico for the purpose of improving air quality along the border. The La Paz Agreement establishes sulfur dioxide emissions standards and requires the installation and maintenance of emission monitoring and record-keeping systems at our smelters in northwestern Mexico. In order to maintain compliance with sulfur dioxide emissions standards promulgated under the Environmental Law and the La Paz Agreement, MM shut down the Cananea smelter and operations at Monterrey in December 1999.

        Mexican environmental regulations have become increasingly stringent over the last decade, and this trend is likely to continue and may be influenced by the environmental agreement entered into by Mexico, the United States and Canada in connection with NAFTA in February 1999. However, the

Company's management does not believe that continued compliance with the Environmental Law or Mexican state environmental laws will have a material adverse effect on the Company's business, properties, results of operations, financial condition or prospects or will result in material capital expenditures. Although the Company believes that all of its facilities are in material compliance with applicable environmental, mining and other laws and regulations, the Company cannot assure you that stricter enforcement of existing laws and regulations or the adoption of additional laws and regulations would not have a material adverse effect on the Company's business, properties, results of operations, financial condition or prospects.

        Due to the proximity of certain facilities of MM's subsidiaries near urban centers, the authorities may implement certain measures that may impact or restrain the operation of such facilities. Any enforcement action to shut down any such facilities may have an adverse effect on the operating results of the relevant subsidiary.

        The Company has instituted extensive environmental conservation programs at its mining facilities in Peru and Mexico. The Company's environmental programs include water recovery systems to conserve water and minimize contamination of nearby streams, revegetation programs to stabilize the surfaces of the tailings dams and the implementation of scrubbing technology in the mines to reduce dust emissions.

  Litigation matters—

  Class actions

        Three purported class action derivative lawsuits have been filed in the Delaware Court of Chancery (New Castle County) late in December 2004 and early January 2005 relating to the acquisition of MM by SPCC. On January 31, 2005, the three actions Lemon Bay, LLP v. Americas Mining Corporation, et al., Civil Action No. 961-N, Therault Trust v. Luis Palomino Bonilla, et al., and Southern Peru Copper Corporation, et al., Civil Action No. 969-N, and James Sousa v. Southern Peru Copper Corporation, et al., Civil Action No. 978-N were consolidated into one action titled, In re Southern Peru Copper Corporation Shareholder Derivative Litigation, Consol. C. A. No. 961-N and the complaint filed in Lemon Bay was designated as the operative complaint in the consolidated lawsuit. The consolidated action purports to be brought on behalf of the Company's common stockholders.

        The consolidated complaint alleges, among other things, that the acquisition of MM is the result of breaches of fiduciary duties by the Company's directors and is not entirely fair to the Company and its minority stockholders. The consolidated complaint seeks, among other things, a preliminary and permanent injunction to enjoin the acquisition, the award of damages to the class, the award of damages to the Company and such other relief that the court deems equitable, including interest, attorneys' and experts' fees and costs. The Company believes that this lawsuit is without merit and intends to vigorously defend itself against this action.

        It is the opinion of the Company's management that the outcome of the aforementioned legal proceeding will not have a material adverse effect on the Company's financial position or results of operations on it or on its consolidated subsidiaries.

        Peruvian Mining Royalty

        In June 2004, the Peruvian Congress enacted legislation imposing a royalty charge on the mining industry. Regulations for the new law were published in the fourth quarter of 2004 and further in January 2005. The Company has filed suit in the civil court of Lima to protest that this law is unconstitutional. In April 2005, the Peruvian Constitutional Tribunal ruled that this law is constitutional. In addition, the Constitutional Tribunal stated that this charge applied to all concessions held in the mining industry, implying that those entities with stability contracts are subject to this charge. The Company believes that this interpretation is incorrect and intends to protest the imposition of the royalty charge on its SX/EW production, which is operating under a tax stability agreement. The Company has recorded in 2004 a provision of US$17.6 million included in cost of sales on the statement of earnings, which does not include approximately US$3.0 million of additional potential liability relating to its SX/EW production as of March 31, 2005.

        Peruvian Investment Shares

        In April 1996, SPCC was served with a complaint filed in Peru by approximately 800 former employees seeking the delivery of a substantial number of investment shares, which were formerly called "labor shares," of SPCC's Peruvian Branch plus dividends. In December 1999, a civil court of first instance in Lima decided against SPCC, ordering the delivery of the investment shares and dividends to the plaintiffs. SPCC appealed this decision in January 2000. On October 10, 2000, the Superior Court of Lima affirmed the lower court's decision. On appeal by the Company, the Peruvian Supreme Court annulled the proceeding, noting that the civil courts lacked jurisdiction and that the matter had to be decided by a labor court. The lawsuit was dismissed by the lower court in January 2005. The plaintiffs have appealed to the superior court. The Company has not made a provision for this lawsuit because it believes that it has meritorious defenses to the claims asserted in the complaint.

  Ejido land matter

        In July 1991, the Mexican agricultural community of Pilares de Nacozari Ejido, or Ejido, commenced an action in the first federal district court in Sonora, Mexico against the Mexican Ministry of Agrarian Reform, or the Ministry. The action alleged improper expropriation of approximately 1,500 hectares of land adjacent to the La Caridad mine and on which certain of Mexcobre's facilities are currently located. Mexcobre was not named as a defendant in the action although it was included as an interested third party due to its ownership of the land. Mexcobre bought the land in question in 1976 from the Banco Nacional de Obras y Servicios Públicos, which had previously acquired it as a beneficiary of the expropriation by the Ministry in 1973 and has alleged legal and physical impossibility of returning the land.

        There has been no final resolution of this matter, but the Mexican Appellate District Court, before whom this matter is presently docketed, has twice before issued a ruling stating that it is impossible to return the land as a means of restitution. A third and final ruling from the Mexican Appellate District Court is expected soon. Management of the Company believes that if the Ejido requests indemnity instead of a return of the land, Mexcobre's financial liability with respect to such compensation would not be material.

  Coremi royalties

        When Mexcobre originally received mining concessions related to its La Caridad unit in 1970, it was required to pay royalties to the Council of Mineral Resources, which is referred to as Coremi. When the Mining Law came into effect in 1992, this obligation was terminated. However, Coremi, the Mexican Superintendent of Mining and the Mexican Secretary of Economy, did not concede that the royalty obligation to Coremi was terminated and, in 1995, Coremi initiated a series of legal actions that are still pending. In August 2002, Coremi filed with the Third Federal District Judge in Civil Matters, an action demanding from Mexcobre the payment of royalties due since 1997. Mexcobre answered and denied Coremi's claims in October 2002 and currently is in the discovery stage (etapa de ofrecimiento de pruebas). The parties are currently seeking a negotiated settlement. The Company and Mexcobre believe that any such payment related to this matter would not be material to it or to Mexcobre.

  San Luis Potosí facilities

        The municipality of San Luis Potosí has granted Desarrolladora Intersaba, S.A. de C.V., licenses of use of land and construction for housing and/or commercial zones in the former Ejido Capulines, where the residential project "Villa Magna" is expected to be developed in the near future.

        The "Villa Magna" residential project will be developed within what Immsa believes are the boundaries of an environmental and safeguard buffer zone required to be created and maintained pursuant to the Environmental Law and its regulations, based on a risk study approved by the Environmental and Natural Resources Ministry. This risk study revealed that the operation of the zinc refinery, by its nature, represents potential risks to third parties.

        Based on the foregoing, Immsa has initiated two different actions regarding this matter:

            (i)  first, against the Municipality of San Luis Potosí, requesting the annulment of the authorization and licenses granted to Desarrolladora Intersaba, S.A. de C.V. to develop "Villa Magna" within the zinc plant's safeguard and buffer zone; and

           (ii)  second, against the PROFEPA's administrative resolution "advising" (rather than enforcing) the Municipality to acknowledge the safeguard buffer zone around Immsa's zinc refinery as approved by the Environmental and Natural Resources Ministry.

        These actions are awaiting final resolutions. Immsa believes that, should the outcome of the above mentioned legal proceedings be adverse to Immsa's interests, the construction of the "Villa Magna" housing and commercial development would not, in itself, affect the operations of Immsa's zinc plant.

        In addition to the foregoing, Immsa has initiated a series of legal and administrative procedures against the Municipality of San Luis Potosí due to its refusal to issue Immsa's use of land permit in respect of its zinc plant. The Municipality has refused to grant such license based on the argument that Immsa has failed to submit, as part of the application process, a manifestación de impacto ambiental (environmental impact assessment). Immsa believes that the environmental impact assessment is not required because Immsa will not undertake construction activities. Immsa anticipates that the trial judge will order the Municipality to continue the analysis of Immsa's request to issue the licencia de uso de suelo (use of land permit).

  Tax contingency matters—

        The Company is regularly audited by the federal, state and foreign tax authorities both in the United States and internationally. These audits can result in proposed assessments. In 2002, the Internal Revenue Service (IRS) has issued a preliminary Notice of Proposed Adjustment for the years 1994 through 1996. In 2003, the Company settled these differences with the IRS and made a payment of US$4.4 million, including interest. Generally, the years 1994 through 1996 are now closed to further adjustment.

        The IRS is now completing its field audit of the tax years 2000 through 2002 and had previously completed the field audit work for 1997 through 1999. During the audit of the tax years 1997 through 1999, the IRS questioned the Company's accounting policy for determination of useful lives, the calculation of deductible and creditable Peruvian taxes, the methodology of capitalizing interest and the capitalizing of certain costs (drilling, blasting and hauling) into inventory value as items for possible adjustment. In the fourth quarter of 2003, the Company and the IRS had jointly requested technical advice from the IRS National Office to help resolve the inventory value dispute. The years 1997 through 2002 will remain open until the inventory value and all outstanding issues are resolved. The Company believes that the positions that it is reporting to the IRS are correct and appropriate. The Company believes that it has substantial defenses to the IRS assessments and that adequate provisions have been made so that resolution of any issues raised by the IRS will not have an adverse effect on its financial condition or results of operations. Significant management judgment is required in determining the provision for tax contingencies. The estimate of the probable cost for resolution of the tax contingencies has been developed in consultation with legal and tax counsel. The Company does not believe that there is a reasonable likelihood that there is an exposure to loss in excess of the amounts accrued therefore.

        In December 2004 and January 2005, the Company received assessments and penalties from the Peruvian Tax Administration ("SUNAT") for the fiscal years 2000 and 2001, in which certain deductions taken by the Company were disallowed. SUNAT has objected to the Company's method of deducting vacation pay accruals in 2000, a deduction in 2000 for a fixed asset write-off, as well as certain other deductions in both years. The Company has appealed these assessments and resolution is still pending.

        In prior years, the Company received assessments and penalties from SUNAT for fiscal years 1996 through 1999, in which several deductions taken were disallowed. SUNAT has challenged the Company's depreciation method and deduction of other expenses related to charges incurred outside of Peru from 1996 through 1999, and the deduction of certain interest expenses from 1997 through 1999. The Company appealed these assessments and resolution is still pending.

        In February 2003, the Peruvian tax court confirmed SUNAT's assessments and penalties with regard to depreciation and deductions of other expenses incurred outside of Peru for fiscal years 1996 and 1997. Consequently, the Company recognized an additional tax and workers participation liability for fiscal years 1998 and 1999 on the amounts assessed by SUNAT. Therefore, in 2003 the Company recorded a charge to workers' participation, (included in cost of sales (exclusive of depreciation, amortization and depletion) on the statement of earnings) and income tax expense of US$0.5 million and US$4.4 million, respectively. The Company, however, has not recognized a liability for penalties and interest assessed by SUNAT in connection with the depreciation and other expenses deduction as it considers they are not applicable. The status of the penalty appeals is as follows:

        With regard to the appeal of the penalty related to fiscal year 1996, the Company was required to issue a letter of credit to SUNAT of US$3.4 million, which was issued in July 2003. This deposit is recorded in other assets on the condensed consolidated balance sheet. The Peruvian tax court denied the Company's appeal in February 2004. Consequently, in April 2004, the Company filed a lawsuit against the Peruvian tax court and SUNAT in the superior court of Peru, which is the final level of the judicial courts. The Company was not required to issue a deposit for appeal of assessments and rulings with respect to any other years.

        With regard to the penalty issued by SUNAT related to fiscal year 1997, in November 2002 the Peruvian tax court indicated that the penalty needed to be modified and declared the previously issued penalty null. According to this tax court resolution, SUNAT issued a new penalty in December 2003. This penalty and penalties related to fiscal years 1998 and 1999 have been protested before SUNAT.

        The Company continues to appeal SUNAT's assessment of all penalties and interest related to the disallowance of the above-mentioned items for fiscal years 1997 through 1999.

        The Company's appeal before the Peruvian tax court related to the assessments (pertaining to the deduction of certain interest expense) for fiscal year 1997, was denied. In this regard, in May 2003, the Company filed a lawsuit before the superior court against SUNAT and the Peruvian tax court seeking the reversal of the ruling of the tax court. The tax court has not ruled on the interest deductions for 1998 or 1999.

        The Company has not recorded any expense associated with the assessment challenging deductions of interest expense for the years 1997, 1998, or 1999, nor has the Company recorded any expense associated with the assessments for the years 2000 and 2001.

  Labor matters—

        In the last several years the Company has experienced a number of strikes or other labor disruptions that have had an adverse impact on its operations and operating results. For example, in

Peru on August 31, 2004, unionized workers at the mining units in Toquepala and Cuajone initiated work stoppages and sought additional wage increases based on high metal prices. The strike was resolved in September 13, 2004. In Mexico, on July 12, 2004, the workers of Mexicana de Cobre site went on strike asking for the review of certain contractual clauses. Such a review was performed and the workers returned to work 18 days later. On October 15, 2004, the workers of Mexicana de Cananea went on strike, following by the Mexicana de Cobre workers. The strike lasted for six days at Mexicana de Cobre and nine days at Mexicana de Cananea. In each case, the operations at the particular mine ceased until the strike was resolved. The Company cannot make assurances that they will not experience strikers or other labor-related work stoppages in the future that could have a material adverse effect on its financial condition and results of operations.

  Other legal matters—

        The Company is involved in various other legal proceedings incidental to its operations, but the Company does not believe that decisions adverse to it in any such proceedings individually or in the aggregate would have a material adverse effect on its financial position and results of operations.

        The Company's direct and indirect parent corporations, including AMC and Grupo México, have from time to time been named parties in various litigations involving ASARCO LLC ("Asarco"). In early 2003 the U.S. Department of Justice brought a claim alleging fraudulent conveyance in connection with Asarco's environmental liabilities and AMC's purchase of SPCC from Asarco. That action was settled pursuant to a Consent Decree dated February 2, 2003. In October 2004, AMC, Grupo México and other parties, not including SPCC, were named in a lawsuit filed in New York State court in connection with alleged asbestos liabilities, which lawsuit claims, among other matters, that AMC's purchase of SPCC from Asarco should be voided as a fraudulent conveyance. While Grupo México and its affiliates believe that these claims are without merit, the Company cannot assure you that these or future claims, if successful, will not have an adverse effect on its parent corporations or on it.

NOTE 13—STOCKHOLDERS' EQUITY:

  Merger adjustments—

        Pursuant to U.S. GAAP, since both SPCC and MM are under common control for all the periods presented, the transfer of MM to SPCC has been reflected at the historical carrying value of MM's assets and liabilities in a manner similar to a pooling of interests. The difference in the value of the newly issued 67,207,640 shares of SPCC and the net carrying value of MM has been recognized in equity as a reduction in additional paid-in capital. In addition, MM's historical common stock, treasury stock and additional paid in capital accounts were eliminated and classified within SPCC's additional paid-in capital. MM's retained earnings were carried forward as reported to be combined with retained earnings of SPCC. For the purpose of these financial statements, the issuance of 67,207,640 shares have been reflected as if they had been outstanding as of January 1, 2002. Therefore, historical common stock and per share data presented herein differs from that previously reported by SPCC on a stand-alone basis.

  Common stock—

        The Company has two classes of common shares outstanding. Class A common stockholders are entitled to five votes per share. Common share stockholders are entitled to one vote per share.

NOTE 14—DERIVATIVE INSTRUMENTS:

        In October 2004, MM and Banamex entered into an interest swap agreement for a notional amount of US$600 million, to hedge the interest rate risk exposure on its US$600 million credit facility granted by Citibank, bearing interest based on periodic London Interbank Offered Rate ("LIBOR"), plus a spread of 200 basis points. Under this agreement MM receives floating-rate interest amounts based on LIBOR and pays fixed-rate interest payments at 3.49%.

        The fair value of the interest rate swap was US$(2,644) million as of December 31, 2004 and is recorded within "Other current liabilities" in the combined balance sheet.

        For the year ended December 31, 2004, the Company recognized net losses in the combined statement of earnings of US$2.6 million under the caption "Interest expense" in connection with interest rate swaps.

NOTE 15—FINANCIAL INSTRUMENTS:

        For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable (other than accounts receivable associated with provisionally priced sales) and accounts payable, the carrying amounts approximate fair value due to their short maturities. Consequently, such financial instruments are not included in the following table that provides information about the carrying amounts and estimated fair values of other financial instruments:

	As of December 31,
	2003		2004
	Carrying value	Fair value	Carrying value	Fair value
Assets:
Accounts receivable associated with provisionally priced sales:
Copper	$145.4	$149.8	$185.9	$185.9
Molybdenum	$27.9	$27.9	$202.7	$202.7
Marketable securities	—	—	$45.3	45.3
Liabilities:
Debt—SPCC	$349.0	$355.8	$289.0	$291.2
Debt—Minera México	$1,322.8	$1,277.6	$1,041.2	$1,051.9
Interest rate swaps	—	—	$2.6	$2.6

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Accounts receivable associated with provisionally priced sales: Fair value of copper is based on published forward prices and fair value of molybdenum is based on year-end market prices.

        Marketable securities: Fair value is based on quoted market prices.

        Long-term debt: Fair value is based on the quoted market prices.

        Interest rate swap: Fair value was calculated based on discounted expected future cash flows of interests to be received and paid.

NOTE 16—CONCENTRATION OF RISK:

        The Company operates four copper open-pit mines, five underground polymetal mines, three smelters and eight refineries in Peru and Mexico and substantially all of its assets are located in these countries. There can be no assurances that the Company's operations and assets that are subject to the jurisdiction of the governments of Peru and Mexico will not be adversely affected by future actions of such governments. Substantially all of the Company's products are exported from Peru and México to customers principally in United States, Europe, Asia, and South America.

        Financial instruments, which potentially subject the Company to a concentration of credit risk, consist primarily of cash and cash equivalents, marketable securities and trade accounts receivable.

        The Company invests or maintains available cash with various banks, principally in the United States, Mexico, Europe and Peru, or in commercial paper of highly-rated companies. As part of its cash management process, the Company regularly monitors the relative credit standing of these institutions. At December 31, 2004, SPCC had invested 48.45% of its cash equivalents and marketable securities with Peruvian banks, of which 34.09% was invested with one institution.

        During the normal course of business, the Company provides credit to its customers. Although the receivables resulting from these transactions are not collateralized, the Company has not experienced significant problems with the collection of receivables.

        MM is exposed to credit loss in cases where the financial institutions with which it has entered into derivative transactions (commodity, foreign exchange and currency/interest rate swaps) are unable to pay when they owe funds as a result of protection agreements with them. To minimize the risk of such losses, MM only uses highly-rated financial institutions that meet certain requirements. MM also periodically reviews the creditworthiness of these institutions to ensure that they are maintaining their ratings. MM does not anticipate that any of the financial institutions will default on their obligations.

        The Company's five largest trade receivable balances accounted for 25.8% and 29.9% and 33.7% of the trade accounts receivable at December 31, 2002, 2003 and 2004, respectively, of which one customer represented approximately 6.9%, 7.4%, and 10.7%, respectively, of our combined sales.

NOTE 17—RELATED PARTY TRANSACTIONS:

        Balances receivable and payable with affiliated companies and related parties are shown below:

	As of December 31,
	2003	2004
Affiliate receivable:
AMC	$1.1	$1.1
ASARCO	—	2.3
Cerro Wire & Cable Co.	—	8.5
México Constructora Industrial, S.A. de C.V.	—	1.5
Americas Sales Corporation	2.4	—
Intermodal Mexico, S.A. de C.V.	2.7	—
Other	.7	2.3

	$6.9	$15.7

	As of December 31,
	2003	2004
Affiliate payable:
Grupo México	$7.0	$63.2
Ferrocarril Mexicano, S.A.	2.0	3.3
ASARCO	4.9	—
Infraestructura y Transportes México, S.A. de C.V.	2.0	—
Other	1.8	—

	$17.7	$66.5

        At December 31, 2003, the Company had an outstanding loan payable, in the amount of US$52.5 million, to Grupo México bearing interest at an annual rate of 5.50% with a maturity date of December 31, 2005. The balance as of December 31, 2003 is not reflected in the table above but rather, separately presented as a non-current liability in the accompanying balance sheets.

        The Company has entered into certain transactions in the ordinary course of business with parties that are controlling shareholders. These transactions include the lease of office space, air transportation, construction services and products and services relating to mining and refining. The Company lends and borrows funds among affiliates for acquisitions and other corporate purposes. These financial transactions bear interest.

        Grupo México, the Company's ultimate parent and the majority indirect stockholder of the company and its affiliates, provides various services to the Company. In 2004, these activities were principally related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative and other support services. Grupo México is reimbursed for these support services. The total amount paid by the Company to Grupo México for such services in 2004 was US$13.8 million. The Company expects to continue to pay for these services going forward in an amount of US$13.8 million per year.

        The holders of the Company's Class A common stock and their affiliates purchase copper products from the Company from time to time at prices determined by reference to the LME and COMEX market price for copper at such time. The Company expects that its policy of determining prices for related party transactions by reference to the LME or COMEX market prices for copper at the time of any such transaction will continue.

        Subsidiary companies of Grupo México purchased US$9.3 million, US$6.3 million and US$13.0 million of metal products (gold, silver, sulfuric acid and copper) from SPCC in 2002, 2003 and 2004, respectively.

        Sociedad Minera Cerro Verde, S.A.A., an affiliate of Phelps Dodge Overseas Corporation and Climax Molybdenum B.V., stockholders of the Company that are affiliates of Phelps Dodge Corporation, purchased US$2.1 million, US$1.9 million and US$3.7 million of acid products from the Company in 2002, 2003 and 2004, respectively.

        Cerro Wire and Cable LLC ("Cerro"), an affiliated company of one of the Company's stockholders, purchased US$70.2 million of copper products from the Company in 2004. There were no such purchases by Cerro in 2002 and 2003.

        In 2003, the Company purchased from Asarco, a former stockholder of the Company and a subsidiary of Grupo México, used mining equipment. In compliance with Peruvian regulations related to used vehicles and mining equipment, the trucks and mining equipment were independently appraised at fair market value at the time of purchase for US$10 million. Additionally in 2003, the Company purchased from Asarco mineral exploration properties in Chile, at a cost of US$3.7 million. The Company used an independent appraisal firm to determine the purchase price.

        On January 15, 2004, the Company entered into a tolling agreement with Asarco. Under the terms of the agreement, in the first quarter of 2004, the Company, through its wholly owned U.S. subsidiary, Southern Peru Limited ("SPL"), commenced delivering to Asarco, at its Amarillo, Texas refinery, copper cathodes for conversion into copper rods, which the Company sells in the United States. The Company delivered 77,000 tons of copper during 2004 to the Asarco refinery. During 2004, SPL sold US$219.5 million of copper wire rods. Of these sales, US$70.2 million corresponds to sales to Cerro that were recorded as sales to stockholders and affiliates in the consolidated statement of earnings. At December 31, 2004 there was a total of US$9.3 million in related party accounts receivable of which US$8.5 million related to SPL's sales to an affiliate, Cerro, and US$0.8 million related to sales by the Company to other related entities. The Company pays Asarco a tolling charge upon its receipt of copper. Tolling charges from Asarco were US$3.8 million in 2004 and are included in cost of sales in the consolidated statement of earnings.

        The Company contracted an aggregate of approximately US$1.7 million, US$1.2 million and US$3.2 million in 2002, 2003 and 2004, respectively, for shipping services to and from Peru by Compañía Sud-Americana de Vapores S.A. ("CSAV"), and a subsidiary company. CSAV is a company indirectly controlled by Quemchi, S.A. Mr. Jaime Claro, a director of SPCC during 2002, 2003 and the first half of 2004, is chairman of Quemchi S.A.

        The Company purchased US$0.7 million, US$1.4 million and US$0.4 million in 2002, 2003 and 2004, respectively, of industrial materials from Higher Technology Solutions S.A. ("Higher Tec"), a Peruvian corporation and a related company. Mr. Carlos González, a son of SPCC's President and Chief Executive Officer, is an investor in Higher Tec and the owner of the related company. Additionally, in 2004 the Company purchased US$1.1 million and US$0.7 million of industrial material from Higher Technology S.A.C. and Servicios y Fabricaciones Mecánicas S.A.C., respectively. Mr. Carlos González is the principal owner of these companies. In addition, the Company purchased US$0.1 million, US$0.2 million and US$0.4 million, in 2002, 2003 and 2004, respectively, of industrial materials from Société Française des Bandes Transporteuses, a French corporation. Mr. Alejandro González, a son of SPCC's President and Chief Executive Officer, is a sales representative with this company.

        MM was paid fees of US$0.8 million, US$0.4 million and US$6.8 million in 2002, 2003 and 2004, respectively, primarily for various services by Grupo México, including accounting, tax, financial, treasury, human resources and other support services.

        MM paid US$3.4 million, US$3.4 million and US$3.3 million in 2002, 2003 and 2004, respectively, in interest expense related to borrowings from Grupo México.

        MM paid US$6.0 million, US$12.8 million and US$6.1 million in 2002, 2003 and 2004, respectively, for refining and other services provided by Asarco.

        MM paid fees of US$17.7 million, US$13.8 million and US$18.9 million in 2002, 2003 and 2004, respectively, primarily for freight services provided by Ferrocarril Mexicano, S.A., an indirect subsidiary of Grupo México.

        The Larrea family controls a majority of the capital stock of Grupo México, and has extensive interests in other businesses, including oil drilling services, construction and real estate. The Company engages in certain transactions in the ordinary course of business with other entities controlled by the family relating to mining and refining services, the lease of office space, and air transportation and construction services. These transactions amounted to approximately US$8.4 million in 2003 and US$6.1 million in 2004.

NOTE 18—NET SALES AND GEOGRAPHICAL INFORMATION:

        Net sales to respective countries were as follows:

	Year ended December 31,
	2002	2003	2004
United States	$516	$557	$1,106
Europe	286	344	673
Mexico	415	387	630
Peru	3	1	44
Latin America, excluding Mexico and Peru	87	151	468
Asia	81	137	176

Total	$1,388	$1,577	$3,097

        Geographical information is as follows:

	2004
	Peru	Mexico	Total
Capital expenditures	$172	$57	$228
Property, net	$1,217	$1,851	$3,068
Net sales(1)	$1,716	$1,381	$3,097
	2003
	Peru	Mexico	Total
Capital expenditures	$50	$15	$65
Property, net	$1,118	$1,922	$3,041
Net sales (1)	$795	$782	$1,577
	2002
	Peru	Mexico	Total
Capital expenditures	$77	$9	$85
Property, net	$1,137	$2,000	$3,137
Net sales (1)	$665	$724	$1,388

(1)
Based on location of origin of sale

        At December 31, 2004, the Company has recorded provisionally priced sales of 179.7 million pounds of copper, at a forward average price of US$1.45 per pound. Also, the Company has recorded provisionally priced sales of 63 million pounds of molybdenum at the year-end market price of US$32.38 per pound. These sales are subject to final pricing based on the average monthly LME and COMEX copper prices and Dealer Oxide molybdenum prices in the future month of settlement.

        Following are the provisionally priced copper and molybdenum sales outstanding at December 31, 2004:

Pounds of copper	Priced at	Month of settlement
(millions)
115.3	$1.47129	January 2005
29.3	1.45286	February 2005
19.4	1.43880	March 2005
5.7	1.41975	April 2005
9.3	1.40160	May 2005
0.7	1.38210	June 2005

179.7	$1.45428	January 2005 to June 2005

Pounds of molybdenum	Market price	Month of settlement
(millions)
2.4	$32.38	January 2005
1.6	32.38	February 2005
1.9	32.38	March 2005
0.4	32.38	April 2005

6.3	$32.38	January 2005 to April 2005

        Provisional sales price adjustments included in accounts receivable and net sales were as follows at December 31 (in millions):

	As of December 31,
	2003	2004
Copper	$8.4	$15.9
Molybdenum	6.9	69.2

Total	$15.3	$85.1

        Management believes that the final pricing of these sales will not have a material effect on the Company's financial position or results of operations.

        The following are the significant outstanding long-term contracts:

        Under the terms of a forward sales contract with Union Minière, as amended, November 12, 2003, the Company is required to supply Union Minière, through its agent, S.A. SOGEM N.V., with 18,000 tons of blister copper annually for a five-year period from January 1, 2004 through December 31, 2008 and 13,800 tons of blister during 2009. The price of the copper contained in blister supplied under the contract is determined based on the LME monthly average settlement price, less a refining allowance, which is negotiated annually.

        Under the terms of a sales contract with Mitsui & Co. Ltd. ("Mitsui"), the Company is required to supply Mitsui with 48,000 tons of copper cathodes annually for a fifteen-year period through December 31, 2013. If the shipment destination is Asia, the pricing of the cathodes is based upon the LME monthly average settlement price. However, if the destination of shipments is the United States, the pricing of the cathodes is based upon the COMEX monthly average settlement price plus a producer premium, which is agreed upon annually based on world market terms. 90,000 tons related to a prior contract (period 1994-2000) will be supplied as follows: 48,000 in 2014 and 42,000 in 2015.

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INDEX TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES COMBINED STATEMENT OF EARNINGS (Stated in thousands of U.S. Dollars, except share and per share data)
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES COMBINED BALANCE SHEETS (Stated in thousands of U.S. Dollars, except share and per share data)
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES COMBINED STATEMENT OF CASH FLOWS (Stated in thousands of U.S. Dollars, except share and per share data)
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (Stated in thousands of U.S. Dollars, except share and per share data)
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS DECEMBER 31, 2002, 2003 AND 2004 (US$ in millions)